Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Westech Capital Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Westech Capital Corp. of our report dated March 15, 2003, with respect to the consolidated statement of financial condition of Westech Capital Corp. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003, annual report on Form 10-K of Westech Capital Corp.

KPMG LLP
Austin, Texas
July 8, 2004